UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2018

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois 60015

(Address of principal executive offices, including zip code)

(847) 943-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 29, 2018, Keurig Green Mountain, Inc. (“Keurig”) and Dr Pepper Snapple Group, Inc. announced that the companies had entered into a definitive merger agreement to create a combined New York Stock Exchange-listed public company (the “transaction”). The transaction closed on July 9, 2018 (the “closing”), and the combined company has been renamed Keurig Dr Pepper (“KDP”).

As part of the transaction, we have exchanged our ownership interest in Keurig for an equity interest in KDP. We did not invest new capital in KDP in connection with the transaction. Our 24.24% ownership interest in Keurig, inclusive of our loan receivable, has been exchanged for a 13.8% equity interest in KDP. Beginning with our Quarterly Report on Form 10-Q for the period ended September 30, 2018, our equity method accounting will reflect our share of Keurig’s historical results and KDP’s ongoing results on a quarter lag basis.

Investor Rights Agreement

In connection with the transaction, Mondelēz International Holdings LLC, a subsidiary of Mondelēz International, Inc., entered into an agreement that governs our rights and obligations as an investor in KDP (the “Investor Rights Agreement”). The Investor Rights Agreement provides that we may not sell or otherwise dispose of our shares in KDP for a period of six months following the closing. We also have the right to nominate two directors to the KDP board following the closing of the transaction. If our equity interest declines to less than 8%, we have the right to nominate one director to the KDP board. If our interest declines to less than 5%, we do not have the right to appoint a director.

The foregoing description of the Investor Rights Agreement is qualified in its entirety by the full text of the Investor Rights Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

JDE Shareholders’ Agreement

In connection with the termination of the Maple Shareholders’ Agreement (as described below), we amended the shareholders’ agreement that we previously entered into with a subsidiary of Acorn Holdings B.V. (“Acorn”), an investor group led by JAB Holding Company, in relation to Jacobs Douwe Egberts B.V. (“JDE”) (the “JDE Shareholders’ Agreement”). The amendments to the JDE Shareholders’ Agreement reverse certain changes made when we entered into the now terminated Maple Shareholders’ Agreement.

The amendments to the JDE Shareholders’ Agreement do not change significantly the governance rights we have in JDE. We remain entitled to two seats on the JDE board, Acorn remains entitled to six seats and JDE’s CEO and CFO each are also entitled to a seat. The JDE board has 10 members, each with one vote. We continue to have certain minority protection rights under the JDE Shareholders’ Agreement, including veto rights over specified decisions relating to the business. Either party may initiate a public offering process for its shares, subject, in the case of a proposed transfer by us, to a right of first offer in favor of Acorn. Subject to certain exceptions, each of the parties to the JDE Shareholders’ Agreement has agreed not to compete with the business of JDE for the duration of the JDE Shareholders’ Agreement and for two years after such party ceases to be a party to the agreement.

JDE has agreed to distribute dividends to us and Acorn of at least 40% of net operating profit for 2018 and each subsequent financial year.

The foregoing description of the amendments to the JDE Shareholders’ Agreement is qualified in its entirety by reference to the complete terms and conditions of the agreement, which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

Maple Shareholders’ Agreement

In connection with the closing of the transaction, we entered into an amendment and termination agreement of the shareholders’ agreement that we previously entered into with a subsidiary of Acorn in relation to Maple Parent Holdings Corp., the holding company of Keurig (the “Maple Shareholders’ Agreement”). The amendment and termination agreement amends the Maple Shareholders’ Agreement by removing from the definition of surviving provisions certain covenants relating to non-competition and non-solicitation, and terminates the Maple Shareholders’ Agreement in accordance with its terms.

The foregoing description of the amendment and termination agreement of the Maple Shareholders’ Agreement is qualified in its entirety by reference to the complete terms and conditions of the agreement, which is attached hereto as Exhibit 10.3 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Investor Rights Agreement by and among Keurig Dr Pepper Inc., Maple Holdings B.V. and Mondelēz International Holdings LLC, dated July 9, 2018.

10.2	Second Amended and Restated Shareholders’ Agreement Relating to Jacobs Douwe Egberts B.V. by and among Delta Charger Holdco B.V., JDE Minority Holdings B.V., Mondelez Coffee Holdco B.V. and Jacobs Douwe Egberts B.V., dated July 9, 2018.

10.3	Amendment and Termination Agreement of the Shareholders’ Agreement Relating to Maple Parent Holdings Corp. by and among Maple Holdings B.V., Mondelēz International Holdings LLC and Maple Parent Holdings Corp., dated July 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

Date: July 10, 2018